Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated June 2, 2009 registering an additional 250,000 shares of common stock) pertaining to the Sonic Automotive, Inc. 2005 Formula Restricted Stock Plan for Non-Employee Directors of our reports dated March 31, 2009 (except for Notes 1, 2, 6, 7, 9 and 13 as to which the date is May 27, 2009), with respect to the 2008 consolidated financial statements of Sonic Automotive, Inc. included in the Current Report on Form 8-K dated May 28, 2009, and the effectiveness of internal control over financial reporting of Sonic Automotive, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Charlotte, North Carolina

June 2, 2009